UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2013

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 25, 2013, Merrimack Pharmaceuticals, Inc. (“Merrimack”) and Watson Laboratories, Inc. (“Actavis”) entered into a Development, License and Supply Agreement (the “Agreement”) pursuant to which Merrimack will utilize its nanoliposomal technology platform to develop and manufacture various pharmaceutical products for Actavis.

Under the Agreement, Merrimack will develop, manufacture and exclusively supply the bulk form of doxorubicin HCl liposome injection (the “Initial Product”) to Actavis, which Actavis will process into finished product and commercialize globally.  Merrimack has also agreed to develop additional products for Actavis, the identities of which will be mutually agreed upon in the future.

Merrimack is eligible to receive up to $15.5 million under the Agreement, including $2.0 million upfront and the remainder in development funding and development, regulatory and commercial milestone payments related to the Initial Product.  Merrimack will also receive a double digit share of net profits on global sales of the Initial Product and any additional products.  Merrimack will manufacture and supply the Initial Product to Actavis in bulk form at a unit price agreed upon between the parties.

The Agreement will expire with respect to each product ten years after Actavis’ first sale of such product, unless terminated earlier, and will automatically renew for additional two year periods thereafter unless either party provides notice of non-renewal.  Either party may terminate the Agreement in the event of an uncured material breach or bankruptcy filing by the other party.  Actavis may also terminate the Agreement for convenience in specified circumstances upon 90 days’ prior written notice.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which Merrimack expects to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: November 25, 2013	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
Vice President and General Counsel